UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K/A

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 26, 2007

PARK BANCORP, INC.
(Exact name of Registrant as specified in its charter)
____________________________

Delaware	000-20867	36-4082530
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
5400 South Pulaski Road Chicago, IL		60632 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (773) 582-8616

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

As previously disclosed, on February 28, 2007, Park Bancorp, Inc. (the “Company”) announced that its bank subsidiary, Park Federal Savings Bank (the “Bank”), entered into a Supervisory Agreement (the “Supervisory Agreement”) with the Office of Thrift Supervision (“OTS”) effective February 26, 2007.

On July 24, 2008, Park Bancorp, Inc.’s subsidiary, Park Federal Savings Bank (the “Bank”) received a letter from the Office of Thrift Supervision-Chicago (“OTS”) indicating that it believed that the Bank is deemed to be in “troubled condition” for purposes of the OTS’ regulations and examination policies.  This designation resulted from the Supervisory Agreement.

In addition to the actions the Bank agreed to take in connection with entering into the Supervisory Agreement in 2007 (as previously disclosed), as a result of this designation, the Bank is now subject to certain restrictions requiring prior OTS approval for: (1) adding or replacing any member of the Board of Directors or any senior executive officer; (2) the payment of any “golden parachute” as defined under OTS regulations; (3) entering into, renewing, extending or revising any compensation or benefit arrangement or agreement; (4) entering into any third party contracts outside the normal course of business; (5) making any capital distributions, including the payment of dividends; and (6) engaging in transactions with any affiliates.  The Bank expects that these restrictions will not have a material effect on its operations or financial results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK BANCORP, INC. (Registrant)
Date: July 30, 2008	By:	/s/ David A. Remijas
Name:	David A. Remijas
Title:	President and Chief Executive Officer